Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Premier Power Renewable Energy, Inc.
El Dorado Hills, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-156961) of Premier Power Renewable Energy, Inc. of our report dated March 24, 2010, relating to the consolidated balance sheets of Premier Power Renewable Energy, Inc. as of December 31, 2009 and 2008 and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended, which report appears in the December 31, 2009 annual report on Form 10-K of Premier Power Renewable Energy, Inc. Our report included an explanatory paragraph regarding the Company’s adoption in 2009 of FASB ASC 815 (EITF 07-5), Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock.

/s/ Macias Gini & O’Connell LLP
Macias Gini & O’Connell LLP
Sacramento, California

May 27, 2011